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                                                                  EXHIBIT (a)(5)


                           AGREEMENT TO GRANT OPTIONS


TO:      Brightpoint, Inc.
         6402 Corporate Drive
         Indianapolis, Indiana 46278

         Attention:        Phillip A. Bounsall
                           Executive Vice President,
                           Chief Financial Officer and Treasurer


                  This agreement ("Agreement") shall serve to acknowledge and confirm the exchange and cancellation of eligible Options of the undersigned and the grant by Brightpoint, Inc. ("Brightpoint") of New Options [and August 2001 Options] to the undersigned on the Replacement Grant Date. All capitalized terms used herein and not defined herein shall have the meaning ascribed to them in that certain Offer to Exchange dated August 31, 2001 ("Offer to Exchange").

                  1. The undersigned has, pursuant to and in accordance with the Offer to Exchange, submitted a fully completed and duly executed Letter of Transmittal which has been timely delivered to Brightpoint and which shall not have been withdrawn prior to the Expiration Date of the Offer. Pursuant to the Letter of Transmittal, the undersigned has tendered for exchange, and agrees to the cancellation of, the Options specifically set forth therein.

                  2. In exchange for the undersigned's agreement to cancel certain Options previously received by grant from Brightpoint, Brightpoint hereby agrees to grant the undersigned a New Option or New Options, as applicable, with the terms and conditions set forth in the Offer to Exchange, covering _________ shares of Brightpoint's Common Stock (which amount equals one-third (1/3) of the shares of Common Stock subject to the undersigned's Option(s) which were tendered and accepted by Brightpoint for cancellation) on the Replacement Grant Date, subject to the provisions of Paragraph 5 hereof. The exercise price of each New Option or New Options, as applicable, will be the closing sale price of Brightpoint's Common Stock as reported by the Nasdaq Stock Market on the Replacement Grant Date. The vesting schedule of the Options tendered by the undersigned and cancelled by Brightpoint will not carry over to the New Option or New Options, as applicable. The New Option or New Options, as applicable, will be subject to the terms and conditions under (a) the 1994 Plan with respect to participants in the offer to exchange Options (the "Offer") who are Officers or Directors of Brightpoint, or (b) the 1996 Plan with respect to participants in the Offer who are neither Officers nor Directors of Brightpoint, and (c) the applicable form of stock option agreement.

                  3. [In addition, a committee of the Board of Directors administering certain of Brightpoint's stock option plans, has determined that the undersigned is entitled to receive August 2001 Options (as defined in the Offer to Exchange) covering __________ shares of Brightpoint's Common Stock (such amount of options are hereinafter referred to as the undersigned's "August Options"). However, upon Brightpoint's acceptance for cancellation on the Cancellation Date of all or a portion of the undersigned's Options tendered for exchange, the



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undersigned will become ineligible to receive the August Options until the
Replacement Grant Date. Therefore, in accordance with the Offer to Exchange and this Agreement, Brightpoint hereby agrees to grant the undersigned, on the Replacement Grant Date, subject to the provisions of Paragraph 5 hereof, the August Options which represent the undersigned's share of the August 2001 Options that would have otherwise been granted to the undersigned but for the undersigned's participation in the Offer. The August Options so granted on the Replacement Grant Date will have an exercise price equal to the closing sale price of Brightpoint's Common Stock as reported by the Nasdaq Stock Market on the Replacement Grant Date and will otherwise have the terms and conditions as set forth in the Offer to Exchange. The August Options will be subject to the terms and conditions of the stock option plan under which they are granted, and the applicable form of stock option agreement.]

                  4. The undersigned acknowledges that prior to the Replacement Grant Date it is possible that Brightpoint might effect or enter into a merger, combination, sale of assets or other similar transaction that may result in a change of control of Brightpoint. While the agreement, set forth herein, to grant New Options [and August Options] is a binding commitment on Brightpoint, this Agreement and the terms hereof may not be a binding obligation on or commitment of any successor to Brightpoint upon a change of control and, accordingly, in the event of any change of control prior to the Replacement Grant Date, such successor to Brightpoint may have no obligation to honor such promise to grant New Options [and August Options] either on the Replacement Grant Date or at any time thereafter.

                  5. In order to receive the New Option(s) [and August Option(s)], the undersigned must continue to be employed by Brightpoint (or one of its majority-owned or wholly owned subsidiaries) or serve as a Director of Brightpoint, as of the Replacement Grant Date. This Agreement does not constitute a guarantee of employment or continuation of directorship with Brightpoint for any period. Unless otherwise expressly provided in the undersigned's employment agreement or the applicable laws of a non-U.S. jurisdiction, the undersigned's employment with Brightpoint will remain "at-will" and can be terminated by the undersigned or Brightpoint at any time, with or without cause or notice. If the undersigned's employment with Brightpoint terminates before the Replacement Grant Date for any reason, including but not limited to the undersigned's voluntary resignation, a reduction in force, or as the result of a merger or acquisition of Brightpoint by another company, or if the undersigned were a non-employee Director of Brightpoint and no longer serves as a Director of Brightpoint on the Replacement Grant Date, the undersigned will lose all rights pursuant to this Agreement with respect to the grant of New Options [and August Options].

                  6. This Agreement is subject to the terms and conditions of the Offer as set forth in: (i) the Offer to Exchange; (ii) the Memorandum from Robert J. Laikin dated August 31, 2001; (iii) the Letter of Transmittal previously completed and submitted by the undersigned to Brightpoint; and (iv) the Notice of Withdrawal (collectively the "Exchange Offer Documents"), all of which are incorporated herein by reference. The undersigned represents and warrants to Brightpoint that the undersigned has received and reviewed a copy of the Exchange Offer Documents.



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                  7.  This Agreement constitutes the entire agreement between the undersigned and Brightpoint with respect to this transaction. This Agreement may only be amended by means of a writing signed by the undersigned and a duly authorized Officer of Brightpoint.

                  8. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana except to the extent that the laws of the State of Delaware may be applicable.

                  9. The undersigned shall execute and deliver any and all necessary documents or instruments and take all other action necessary or appropriate to carry out and effectuate the provisions of this Agreement.

                  10. This Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

                  11. Neither party to this Agreement may assign or transfer this Agreement or any rights or obligations hereunder to any third parties, except that Brightpoint may assign or transfer this Agreement and any of its rights or obligations hereunder to a successor in interest.

                  12. In the event either party hereto shall resort to legal action for the redress of a breach of this Agreement, the prevailing party shall be entitled to an award of all costs and reasonable attorneys' fees.

Dated:                  , 2001
      ------------------


                                                 -------------------------------
                                                 Signature


                                                 -------------------------------
                                                 Print Name

Confirmed and accepted
in Indianapolis, Indiana on the ___ day
of __________ 2001

BRIGHTPOINT, INC.

By:
   ------------------------------------
   Name:
   Title:



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